PERFORMANCE SHARE PLAN

1. PURPOSE

Greenbriar Capital Corp. (the "Corporation") is engaged in the development of certain solar energy projects in Canada.  In connection with the development of these projects, the Corporation has retained Devon John Sandford (the "Consultant") to provide certain executive, project and construction management services to the Corporation under an Amended and Restated Consulting Agreement (the "Agreement") dated May 6, 2021.

In addition to the fees payable to the Consultant under the Agreement, the Corporation has agreed to pay certain performance fees under this Performance Share Plan (the "Plan").

For each solar power project the construction of which is managed by the Consultant, on the project achieving a Commercial Operations Date, the Consultant will be paid a success fee of 100,000 common shares of the Corporation (the "Performance Shares"). The obligation of the Corporation to issue the Performance Shares will be subject to the issuance of the Performance Shares being exempt from all prospectus requirements. All Performance Shares will be issued subject to applicable hold periods.

The Board of the Corporation (the "Board") has established the Plan for the Corporation to govern the issuance of Performance Shares to the Consultant.

2. DEFINITIONS

As used in this Plan, the following words and phrases shall have the meanings indicated:

(a) "Agreement" has the meaning set forth in Section 1 hereof;

(b) "Black-out Period" means a period of time determined by the Corporation, pursuant to the Corporation's policies, during which certain designated persons may not trade in any securities of the Corporation;

(c) "Board" has the meaning set forth in Section 1 hereof;

(d) "Change of Control Transaction" means the occurrence of any of:

(i) the purchase or acquisition of Common Shares and/or securities convertible into Common Shares or carrying the right to acquire Common Shares ("Convertible Securities") as a result of which a person, group of persons or persons acting jointly or in concert, or persons associated or affiliated within the meaning of the Business Corporations Act (British Columbia) with any such person, group of persons or any of such persons acting jointly or in concert (collectively the "Persons") beneficially own or exercise control or direction over Common Shares and/or Convertible Securities such that, assuming only the conversion of the Convertible Securities beneficially owned by the Persons thereof, would have the right to cast more than fifty percent (50%) of the votes attached to all Common Shares; or

(ii) approval by the shareholders of the Corporation of: (i) an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another corporation or other entity pursuant to which the shareholders of the Corporation immediately thereafter do not own securities of the successor or continuing corporation or other entity which would entitle them to cast more than fifty (50%) percent of the votes attaching to all of the shares in the capital of the successor or continuing corporation or other entity which may be cast to elect directors of that corporation or other entity to manage the Corporation; (ii) a liquidation, dissolution or winding-up of the Corporation; or (iii) the sale, lease or other disposition of all or substantially all of the assets of the Corporation;

(iii) provided that (A) a Change of Control Transaction shall not be deemed to occur in the case of an internal reorganization that does not result in a change in the shareholders or management of the Corporation, and (B) in the event there is any question as to whether a Change of Control Transaction has occurred in any circumstances, the Board shall determine the matter and any such determination of the Board shall be final and conclusive for the purposes of the Plan;

(e) "Commercial Operations Date" means the date set by the Corporation to begin delivering solar power to a buyer pursuant to a power purchase agreement once all conditions to commercial operation have been satisfied;

(f) "Common Shares" means common shares in the capital of the Corporation;

(g) "Consultant" has the meaning set forth in Section 1hereof;

(h) "Convertible Securities" has the meaning set forth in Section 2 hereof;

(i) "Corporation" has the meaning set forth in Section 1 hereof;

(j) "Exchange" means the TSX Venture Exchange or any other stock exchange on which the Common Shares are then listed;

(k) "Fair Market Value" means, with respect to a Common Share on any date, the weighted average trading price of the Common Shares on the Exchange for that date and the five trading days immediately preceding that date;

(l) "Insider" means: (i) a Director or senior officer of the Corporation; (ii) a Director or senior officer of a company that is an Insider or subsidiary of the Corporation; (iii) a person that beneficially owns or controls, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all outstanding shares of the Corporation; and (iv) the Corporation itself if it holds any of its own securities;

(m) "Performance Shares" has the meaning set forth in Section 1 hereof;

(n) "Performance Share Award" means an award of Performance Shares;

(o) "Persons" has the meaning set forth in Section 2 hereof;

(p) "Plan" has the meaning set forth in Section 1 hereof;

(q) "Shareholder" means a holder of Common Shares;

(r) "Subsidiary" means a corporation, partnership, trust or other entity that is controlled by the Corporation, meaning that the Corporation provides, directly or indirectly, the principal direction or influence over the business and affairs of such Subsidiary by virtue of: (i) ownership or direction of voting securities of the Subsidiary; (ii) a written agreement or indenture; (iii) being or controlling the general partner if the Subsidiary is a limited partnership; or (iv) being the trustee if the Subsidiary is a trust; and

(s) "Termination Date" has the meaning set forth in Section 6(a) hereof.

Capitalized terms in the Plan that are not otherwise defined herein shall have the meaning set out in the policies of the Exchange.

3. ADMINISTRATION

The Plan shall be administered by the Board. The Board shall have the authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan.

The Board shall have full and final discretion to interpret the provisions of the Plan and to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the Plan. All decisions and interpretations made by the Board shall be binding and conclusive upon the Corporation and the Consultant, subject to Shareholder approval if required by the Exchange. Notwithstanding the foregoing or any other provision contained herein, the Board shall have the right to delegate the administration and operation of the Plan (or components thereof) to a committee of directors appointed from time to time by the Board, in which case all references herein to the Board shall be deemed to refer to such committee as applicable. The Board or such committee may delegate to one or more of its members or to one or more agents such administrative duties as it may deem advisable, including without limitation delegation to a third-party agent or trustee the authority to acquire Common Shares for delivery to the Consultant in accordance with the Plan, and the Board, the committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan.

4. ELIGIBILITY AND AWARD DETERMINATION

Performance Shares may only be granted to the Consultant. For each solar power project the construction of which is managed by the Consultant, on the project achieving a Commercial Operations Date, the Corporation will pay the Consultant a success fee of 100,000 Performance Shares. The obligation of the Corporation to issue the Performance Shares will be subject to the issuance of the Performance Shares being exempt from all prospectus requirements. All Performance Shares will be issued subject to applicable hold periods.

5. COMMON SHARES SUBJECT TO THE PLAN

The aggregate number of Common Shares which may be issuable under the Plan is 2,600,000 Common Shares, subject to adjustment under Section 6(b). Replenishment of this allocation requires disinterested shareholder approval pursuant to the policies of the Exchange and no further grants of Performance Shares can be made unless and until a sufficient number of Common Shares is reserved to meet all commitments to deliver Performance Shares under the Plan.

Common Shares to be delivered to the Consultant pursuant to the Plan shall be, in the sole discretion of the Board and subject to the prior approval of the Shareholders and the Exchange, as applicable, issued by the Corporation from treasury. For greater certainty, the Consultant will not be issued Common Shares pursuant to the Plan for Investor Relations Activities.

If, as result of a change in the Consultant's status as an officer of the Company, the Exchange imposes limits on issuances of Common Shares under the Plan, the Consultant and Corporation will act reasonably in making such adjustments to the Plan in order to comply with such requirements.

6. TERMS AND CONDITIONS OF PERFORMANCE SHARE AWARDS

All Performance Shares granted under the Plan shall be subject to and comply with the terms and conditions of the Plan, the requirements of the Exchange and the following terms and conditions (and with such other terms and conditions not inconsistent with the terms of this Plan as the Board, in its discretion, shall establish):

(a) Termination of Relationship as Consultant - Unless otherwise provided in any written agreement governing the Consultant's role as a consultant including the Agreement, if the Consultant ceases to provide services to the Corporation under the Agreement for any reason, all outstanding Performance Shares owing to the Consultant as of the effective date of termination (the "Termination Date") shall be issuable to the Consultant as soon as practicable after the Termination Date. For greater certainty, no Performance Shares will be issued for projects that have not achieved a Commercial Operations Date prior to the Termination Date.

(b) Effect of Certain Changes - In the event:

(i) of any change in the Common Shares through subdivision, consolidation, reclassification, amalgamation, merger or otherwise;

(ii) that any rights are granted to Shareholders to purchase Common Shares at prices substantially below Fair Market Value; or

(iii) that, as a result of any recapitalization, merger, consolidation or other transaction that is not a Change of Control Transaction, the Common Shares are converted into or exchangeable for any other securities;

then, in any such case, the Board may make such adjustments to the Plan and to any Performance Shares outstanding under the Plan as the Board may, in its sole discretion, consider appropriate in the circumstances, subject to such adjustment being permitted pursuant to the policies of the Exchange, to prevent substantial dilution or enlargement of the rights granted to the Consultant hereunder.

(c) Fractions - Notwithstanding any other provision of this Plan, where the issuance of the number of Performance Shares would result in a fractional Performance Share, the number of Performance Shares issuable to the Consultant shall be rounded down to the next whole number of Performance Shares.

(d) Black-Out Periods - In the event that the date determined by the Board on which Performance Shares will be issued the falls within a Black-Out Period (not including Black-Out Periods imposed due to a cease trade order), the issuance date of the Performance Shares shall be ten (10) business days from the date any Black-Out Period ends.

7. WITHHOLDING TAXES

The Corporation will have no obligation to issue any Performance Shares under this Plan if the Corporation is obliged to withhold and remit to the relevant taxing authority or to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for withholding of such taxes unless arrangements acceptable to the Corporation, in its sole discretion, have been made by the Consultant to pay such obligations.

8. NON-TRANSFERABILITY

The Common Shares delivered upon a Performance Share Award shall only be delivered to the Consultant personally except that if the Consultant dies, the Common Shares may be delivered to the Consultant's estate or designated beneficiary to whom the Performance Share transfer by will or by the laws of descent and distribution. Except for the foregoing and as otherwise provided in this Plan, no assignment, sale, transfer, pledge or charge of a Performance Share, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Performance Share whatsoever in any assignee or transferee and, immediately upon any assignment, sale, transfer, pledge or charge or attempt to assign, sell, transfer, pledge or charge, such Performance Share shall terminate and be of no further force or effect.

9. AMENDMENT AND TERMINATION OF THE PLAN

The Corporation retains the right to amend from time to time or to suspend, terminate or discontinue the terms and conditions of the Plan and the Performance Shares granted hereunder by resolution of the Board. Any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange, as may be required. Any amendment to the Plan shall take effect only with respect to Performance Shares granted after the effective date of such amendment, provided that it may apply to any outstanding Performance Shares with the mutual consent of the Corporation and the Consultant. The Board shall have the power and authority to approve amendments relating to the Plan or to Performance Share Awards without further approval of the Shareholders, to the extent that such amendment:

(a) is for the purpose of curing any ambiguity, error or omission in the Plan or to correct or supplement any provision of the Plan that is inconsistent with any other provision of the Plan;

(b) is necessary to comply with applicable law or the requirements of any stock exchange on which the Common Shares are listed;

(c) is an amendment to the Plan respecting administration and eligibility for participation under the Plan;

(d) changes the terms and conditions on which Performance Shares may be or have been granted pursuant to the Plan; or

(e) is an amendment to the Plan of a "housekeeping nature";

provided that in the case of any alteration, amendment or variance referred to in paragraph (a) or (b) of this Section 9 the alteration, amendment or variance does not:

(i) amend the number of Common Shares issuable under the Plan;

(ii) result in a material or unreasonable dilution in the number of outstanding Common Shares or any material benefit to the Consultant; or

(iii) change the class of eligible participants to the Plan which would have the potential of broadening or increasing participation by Insiders of the Corporation.

Without limiting the generality of the foregoing, but subject to any required regulatory approval of any regulatory authority or stock exchange, the Board may amend the termination provisions of Performance Shares granted pursuant to the Plan, without Shareholder approval, provided that if the Board proposes to replenish the reservation of Common Shares to be issued pursuant to the Plan, such amendments will require disinterested Shareholder approval.

10. EFFECTIVE DATE

The Plan shall take effect on May 6, 2021, the date of its adoption by the Board, subject to receipt of all necessary shareholder and regulatory approvals.

11. MISCELLANEOUS

(a) Effect of Headings - The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(b) Compliance with Legal Requirements - The Corporation shall not be obliged to deliver any Common Shares if such delivery would violate any law or regulation or any rule of any government authority or stock exchange. The Corporation, in its sole discretion, may postpone the delivery of Common Shares under any award as the Board may consider appropriate, and may require  the Consultant to make such representations and furnish such information as it may consider appropriate in connection with the delivery of Common Shares in compliance with applicable laws, rules and regulations. The Corporation shall not be required to qualify for resale pursuant to a prospectus or similar document any Common Shares delivered under the Plan, provided that, if required, the Corporation shall notify the Exchange and any other appropriate regulatory bodies in Canada of the existence of the Plan and the granting of Performance Shares hereunder in accordance with any such requirements.

(c) No Right to Continued Service - Nothing in the Plan or the Agreement shall confer upon the Consultant the right to continue in the service of the Corporation or a Subsidiary, to be entitled to any remuneration or benefits not set forth in the Plan or Agreement or to interfere with or limit in any way the right of the Corporation or a Subsidiary to terminate the Consultant's service.

(d) Expenses - All expenses in connection with the Plan shall be borne by the Corporation.

12. GOVERNING LAW

The Plan shall be governed by and construed in accordance with the laws in force in the Province of British Columbia.